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                                                                  EXHIBIT 11.1

                         LANDSTAR SYSTEM, INC. AND SUBSIDIARY
                       CALCULATION OF EARNINGS PER COMMON SHARE
                       (In thousands, except per share amounts)
                                       (Unaudited)
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


                                                  Fiscal Years Ended
                                       December 25,  December 26,  December 27,
                                          1999           1998          1997
                                       ------------  ------------  ------------

Income from continuing operations     $     45,937   $     34,481  $     25,428
Discontinued operations, net
  of income taxes                                         (22,589)         (738)
                                      ------------   ------------  ------------

Net income                            $     45,937   $     11,892  $     24,690
                                      ============   ============  ============






Average number of common shares
    outstanding                              9,982         11,022        12,541
                                      ============   ============  ============


Earnings per common share:
Income from continuing operations     $       4.60   $       3.13  $       2.03
Loss from discontinued operations                           (2.05)        (0.06)
                                      ------------   ------------  ------------


Earnings per common share             $       4.60   $       1.08  $       1.97
                                      ============   ============  ============




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